Exhibit 99.1

VESTIN MORTGAGE ANNOUNCES RESOLUTION OF VERNON DOWNS MATTER;
Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc.
Receive New First Trust Deed Notes

Las Vegas - May 2, 2006 - Vestin Mortgage, Inc., the manager of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., (“Companies”) today announced that the bankruptcy plan of Mid-State Raceway, Inc. for Vernon Downs became effective on May 1, 2006.

As a result of the bankruptcy plan becoming effective, the Companies received:

•
New first trust deed notes from the buyer, Vernon Downs Acquisition, LLC. Vestin Realty Mortgage I, Inc. holds $3.2 million of the new notes and Vestin Realty Mortgage II, Inc. holds $19.6 million of the new notes. The new notes reflect a $1.2 million principal reduction payment and a deferred gain of $171,000 for Vestin Mortgage Realty I, Inc. and $1,030,000 for Vestin Realty Mortgage II, Inc. The gain cannot be recognized until the notes are paid in full. The new notes earn interest at the rate of 9 percent; the notes are due in 6 months and can be extended for an additional 6 months by payment of a fee. The notes are secured by a first trust deed on the Vernon Downs properties and the notes carry a personal 100 percent guarantee by Jeffrey Gural, Chairman of Newark & Company Real Estate, Inc. and a 50 percent guarantee by Nevada Gold and Casinos, Inc. (AMEX:UWN).

•	Prepayment of interest on the new notes in the aggregate amount of $500,000.

•	Delay fees from the date of the bankruptcy confirmation until the effective date in the aggregate amount of $287,000

•	Payment of past due forbearance fees in the aggregate amount of $555,000.

In making the announcement, Vestin Mortgage noted that the Companies received forbearance payments from the original guarantors of the original loan during the entire bankruptcy period.

Recently, Vestin Mortgage announced that Vestin Fund I, LLC and Vestin Fund II, LLC unit holders voted to convert the funds to Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc. Vestin Realty Mortgage II, Inc. began trading on the Nasdaq National Market System on May 1, 2006 under the symbol VRTB. Vestin Realty Mortgage I, Inc. is targeted to begin trading under the symbol VRTA around June 1, 2006.

CONTACT:
Steven D. Stern
Stern And Company
702.734.3388
steve@sdsternpr.com
www.sdsternpr.com